FOR IMMEDIATE RELEASE
November 6, 2012

Genesis Energy, L.P. Reports Third Quarter 2012 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results. Results for the quarter ended September 30, 2012 included the following items:

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For the third quarter of 2012, we generated a record total Available Cash before Reserves of $45.9 million, an increase of $8.8 million, or 23.8%, over the third quarter of 2011. Adjusted EBITDA increased $11.4 million to $56.6 million, or 25%, over the prior year period. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, net income.

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We recorded net income for the quarter ended September 30, 2012 of $31.2 million, or $0.39 per unit, compared to $19.1 million, or $0.27 per unit, for the same period in 2011. Net income for the 2012 quarter included a non-cash $8.2 million benefit from the one-time reversal of certain tax provisions. Without this benefit, net income would have been $23 million, representing an increase of $3.9 million over the year earlier quarter.

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On November 14, 2012, we will pay a total quarterly distribution of $38.4 million attributable to our financial and operational results for the third quarter of 2012, based on our quarterly declared distribution of $0.4725 per unit. Our Available Cash before Reserves provided 1.20 times coverage for this quarterly distribution.

Grant Sims, CEO of Genesis Energy, said, “We are pleased to yet again announce a record quarter of Available Cash before Reserves for the partnership. Volume growth, whether on our pipelines, in our trucks or barges, or related to our refinery service operations, is a critical operating metric, and we continue to demonstrate the relative insensitivity of our financial results to volatile (absolute or relative) commodity price levels.
Our measured, stable growth allowed us to increase distributions to unitholders for the twenty-ninth consecutive quarter, twenty-four of which have been 10% or greater, and never less than 8.7%, over the year earlier quarter. None of this would have been possible without the hard work of our dedicated employees, and their, as well as management's, commitment to safe, reliable and responsible operations.
Subsequent to the end of the quarter, we facilitated the orderly exit of several large unitholders. I believe the important message in those transactions is that our largest unitholders and management actually significantly increased their ownership in the partnership.
As we look forward to the fourth quarter and into 2013, we would expect to see continuing sequential quarterly growth as we will benefit from the end to the extended maintenance at several offshore fields dedicated to our pipeline transportation segment, the return of development drilling at those dedicated fields, the contribution from our previously announced projects at Walnut Hill, in Texas City, and Natchez, as well as the continuing integration of our substantially expanded asset footprint, service capabilities and customer relationships. Consequently, we believe we are well positioned to achieve our goals of continuing to deliver double-digit growth in distributions, increasing our coverage ratio and maintaining a better than investment grade leverage ratio, all without ever losing sight of our commitment to safe, reliable and responsible operations.”
Financial Results
Available Cash before Reserves (a non-GAAP measure) increased to $45.9 million in the third quarter of 2012 as compared to $37 million for the same period in 2011. The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges), interest expense and maintenance capital expenditures. Variances from the third quarter of 2011 in these components are explained as follows:

Segment Margin
Segment Margin is defined and reconciled later in this press release to income before income taxes. During the third quarter of 2012 (or “2012 Quarter”), Segment Margin increased $13 million over the third quarter of 2011 (or “2011 Quarter”) primarily reflecting the impact of acquisitions and higher volumes in our pipeline transportation and supply and logistics segments.
Segment results for the third quarters of 2012 and 2011 were as follows:

	Three Months Ended September 30,
	2012	2011
	(in thousands)
Pipeline transportation	$23,295	$16,030
Refinery services	18,983	17,992
Supply and logistics	23,651	18,909
Total Segment Margin (1)	$65,929	$52,931

(1) We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $7.3 million, or 45%, between the third quarter periods. The contribution from our interests in the Gulf of Mexico pipelines that we acquired in 2012 and higher crude oil tariff revenues were the primary factors increasing Segment Margin. These increases were partially offset by a decrease in the contribution to Segment Margin from CHOPS as a result of ongoing improvements being made by producers at several connected production fields. Improvements at those fields were substantially completed late in the 2012 Quarter.

Our refinery services Segment Margin increased $1 million, or 6%, between the quarters due to increased NaHS sales volumes and operating efficiencies realized at several of our sour gas processing facilities as well as our favorable management of the acquisition and utilization of caustic soda in our, and our customers', operations and our logistics operations.

Supply and logistics Segment Margin increased $4.7 million, or 25%, between the quarters. The primary factors for Segment Margin increasing quarter-over-quarter were the contribution of the black oil barge transportation assets that we acquired in August 2011 and February 2012 and increased volumes handled by our expanded trucking and barge fleets. Our total volumes of crude oil and refined products increased 30% as a result of these expansions.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves increased by $1.6 million primarily due to increased salaries and benefits associated with additional personnel to support our growth and increased equity compensation expense driven by a higher common unit price. Interest costs increased $2.2 million from the 2011 Quarter primarily as a result of increased borrowings for acquisitions and other growth projects. Capitalized interest costs of $1.3 million attributable to our growth capital expenditures and investments in the SEKCO pipeline joint venture partially offset the increase in interest expense, resulting in a net increase in interest expense of $0.9 million.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended September 30, 2012 and 2011 was as follows:

	Three Months Ended September 30,
	2012	2011
	(in thousands)
Net income	$31,194	$19,088
Depreciation and amortization	14,838	14,706
Cash received from direct financing leases not included in income	1,278	1,167
Cash effects of sales of certain assets	13	3,269
Effects of distributable cash generated by equity method investees not included in income	5,613	3,701
Cash effects of equity-based compensation plans	(466)	(306)
Non-cash equity-based compensation expense (benefit)	2,001	(930)
Expenses related to acquiring or constructing assets that provide new sources of cash flow	228	1,008
Unrealized gain on derivative transactions excluding fair value hedges	(75)	(4,355)
Maintenance capital expenditures	(701)	(2,244)
Non-cash tax benefit	(8,717)	(48)
Other items, net	653	1,985
Available Cash before Reserves	$45,859	$37,041

Other Components of Net Income

In the 2012 Quarter, we recorded net income of $31.2 million compared to $19.1 million for the third quarter of 2011. In addition to the factors impacting Available Cash before Reserves, income tax expense decreased $8.7 million between the quarterly periods primarily due to the reversal of uncertain tax positions as a result of tax audit settlements and the expiration of statutes of limitations. Our derivative positions resulted in a $0.1 million non-cash unrealized gain in the 2012 Quarter compared to a $4.4 million non-cash unrealized gain in the 2011 Quarter. In the 2012 Quarter, we recorded a non-cash expense related to certain equity-based compensation plans of $2 million. In the 2011 Quarter, we recorded a non-cash benefit of $0.9 million. Fluctuations in the market price of our common units were the reasons for the difference.

Distributions

We have increased our quarterly distribution rate for twenty-nine consecutive quarters. During that period, twenty-four of those quarterly increases have been 10% or greater year-over-year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.045 per unit, or 10.5%. Distributions paid over the last four quarters, and the distribution to be paid on November 14, 2012 for the third quarter of 2012, are as follows:

Distribution For	Date Paid	Per Unit Amount
2012
3rd Quarter	November 14, 2012	$0.4725
2nd Quarter	August 14, 2012	$0.4600
1st Quarter	May 15, 2012	$0.4500
2011
4th Quarter	February 14, 2012	$0.4400
3rd Quarter	November 14, 2011	$0.4275

Earnings Conference Call

We will broadcast our Earnings Conference Call on Tuesday, November 6, 2012, at 8:00 a.m. Central time. This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis' operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis' operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES	$942,334	$830,200	$2,797,945	$2,282,788

COSTS AND EXPENSES:
Costs of sales	888,003	777,957	2,639,047	2,146,954
General and administrative expenses	10,375	8,905	29,934	25,339
Depreciation and amortization	14,838	14,706	45,447	43,100
OPERATING INCOME	29,118	28,632	83,517	67,395
Equity in earnings (losses) of equity investees	3,432	(412)	7,971	3,377
Interest expense	(9,873)	(8,960)	(30,697)	(26,670)
INCOME BEFORE INCOME TAXES	22,677	19,260	60,791	44,102
Income tax benefit (expense)	8,517	(172)	8,591	(626)
NET INCOME	$31,194	$19,088	$69,382	$43,476
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.39	$0.27	$0.90	$0.65
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	79,901	70,447	77,410	66,580

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Pipeline Transportation Segment
Onshore crude oil pipelines (barrels/day):
Jay	22,841	17,720	19,931	16,499
Texas	52,767	44,149	50,327	46,020
Mississippi	17,942	20,884	18,377	20,883
Onshore crude oil pipelines total	93,550	82,753	88,635	83,402
Offshore crude oil pipelines (barrels/day):
CHOPS (1)	91,377	90,312	78,817	123,034
Poseidon (1) (2)	215,474	—	206,596	—
Odyssey (1) (2)	31,869	—	35,994	—
GOPL (2)	8,300	—	16,979	—
Offshore crude oil pipelines total	347,020	90,312	338,386	123,034
CO2 pipeline (Mcf/day)
Free State	188,165	192,041	177,527	166,302

Refinery Services Segment
NaHS (dry short tons sold)	34,372	33,396	107,321	106,709
NaOH (caustic soda dry short tons sold)	21,152	23,440	56,740	74,289

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	100,095	77,179	91,444	71,770

(1) Volumes for our equity method investees are presented on a 100% basis.
(2) Acquired in January 2012.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$15,461	$10,817
Accounts receivable - trade, net	318,892	237,989
Inventories	67,298	101,124
Other current assets	25,616	26,174
Total current assets	427,267	376,104
Fixed assets, net	535,951	416,925
Investment in direct financing leases, net	158,698	162,460
Equity investees	547,925	326,947
Intangible assets, net	79,140	93,356
Goodwill	325,046	325,046
Other assets, net	33,128	30,006
Total assets	$2,107,155	$1,730,844
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$254,688	$199,357
Accrued liabilities	63,691	50,071
Total current liabilities	318,379	249,428
Senior secured credit facility	483,000	409,300
Senior unsecured notes	350,924	250,000
Deferred tax liabilities	11,598	12,549
Other long-term liabilities	15,321	16,929
Partners' capital:
Common unitholders	927,933	792,638
Total liabilities and partners' capital	$2,107,155	$1,730,844

Units Data:
Total common units outstanding	81,202,752	71,965,062

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO INCOME BEFORE INCOME TAXES - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2012	2011
Segment margin	$65,929	$52,931
Corporate general and administrative expenses	(9,431)	(8,194)
Non-cash items included in general and
administrative costs	377	(219)
Cash expenditures not included in Adjusted EBITDA	228	1,008
Cash expenditures not included in net income	(481)	(327)
Adjusted EBITDA	56,622	45,199
Depreciation and amortization	(14,838)	(14,706)
Interest expense, net	(9,873)	(8,960)
Cash expenditures not included in Adjusted EBITDA
or net income	253	(681)
Adjustment to exclude distributions from equity
investees and include equity in investees net income	(5,613)	(3,702)
Non-cash compensation charges	(2,001)	930
Other non-cash items	(1,873)	1,180
Income before income taxes	$22,677	$19,260

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	September 30, 2012
Senior secured credit facility	$483,000
Senior unsecured notes (excluding unamortized premium of $924)	350,000
Less: Outstanding inventory financing sublimit borrowings	(48,600)
Less: Cash and cash equivalents	(15,461)
Adjusted Debt (1)	$768,939

	Pro Forma LTM (2)
Adjusted EBITDA (as reported)	September 30, 2012
4th Quarter 2011	$45,279
1st Quarter 2012	51,124
2nd Quarter 2012	54,259
3rd Quarter 2012	56,622
LTM Adjusted EBITDA	207,284
Acquisitions and material projects EBITDA adjustment (3)	19,995
Pro Forma EBITDA	$227,279

Adjusted Debt-to-Pro Forma EBITDA	3.38	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (excluding any unamortized premiums or discounts), less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.
(2) Last twelve months ("LTM"). The most comparable GAAP measure to Adjusted EBITDA, income before income taxes, was $5.9 million for the fourth quarter of 2011, $19.6 million for the first quarter of 2012, $18.5 million for the second quarter of 2012, and $22.7 million for the third quarter of 2012. Reconciliations of Adjusted EBITDA to income before income taxes for all periods presented are available on our website at www.genesisenergy.com.
(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects and includes Adjusted EBITDA (using historical amounts) since the beginning of such calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q for additional information and risk factors that may affect these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash before Reserves. Available Cash before Reserves, also referred to as distributable cash flow, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because Available Cash before Reserves excludes some items that affect net income or loss and because these measures may vary among other companies, the Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies.

Available Cash before Reserves is a performance measure used by our management to compare cash flows generated by us to the cash distribution paid to our common unitholders. This is an important financial measure to our public unitholders since it is an indicator of our ability to provide a cash return on their investment. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

Available Cash before Reserves is net income as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516